CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 66 to Registration Statement No. 002-76510 on Form N-1A under the Securities Act of 1933, of our report dated November 26, 2008, relating to the financial statements and financial highlights of Summit Mutual Funds, Inc. -- Apex Series, including Calvert High Yield Bond Fund (formerly Summit High Yield Bond Fund) and Calvert Short-Term Government Fund (formerly Summit Short-term Government Fund) appearing in the Annual Report on Form N-CSR of Summit Mutual Funds, Inc. -- Apex Series for the year ended September 30, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements and Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Chicago, Illinois
March 27, 2009